Exhibit 5
Sterling Construction Company, Inc.
1800 Hughes Landing Blvd.
The Woodlands, Texas 77380
Roger M. Barzun
Senior Vice President
General Counsel

May 12, 2015

Sterling Construction Company, Inc.
1800 Hughes Landing Blvd.
The Woodlands, Texas 77380

Dear Sir/Madam:

I am the General Counsel of Sterling Construction Company, Inc. (the "Company.")  In that capacity, this opinion is delivered to you in connection with the registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission on May 12, 2015 on behalf of the Company under the Securities Act of 1933 (the "Securities Act") relating to 600,000 shares of the common stock, $0.01 par value per share (the "Common Stock") of the Company proposed to be issued under that certain Restricted Stock Agreement between the Company and the Chief Executive Officer of the Company (the "Plan.")

I am familiar with the Company's Certificate of Incorporation, its by-laws and its corporate minute book as well as the Registration Statement.  I have also examined such other documents, records, certificates and made such further investigation as I have deemed necessary for the purposes of this opinion.

Based upon the foregoing and such legal considerations as I deem relevant, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that (a) the shares of Common Stock issuable by the Company pursuant to the Plan have been duly authorized; and (b) upon the issuance and delivery of the shares of Common Stock in accordance with the terms of the Plan, and the satisfaction of any performance conditions associated therewith, and any requisite determinations by, or pursuant to, the authority of the Board of Directors of the Company, or a duly constituted and acting committee thereof as provided in the Plan, the shares of Common Stock will be validly issued, fully paid and non-assessable.

I express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).  For purposes of this opinion, I assume that the shares of Common Stock will be issued in compliance with all applicable state securities or blue sky laws.

I understand that this opinion is to be used in connection with the Registration Statement, and accordingly, I consent to the filing of this opinion as an exhibit to the Registration Statement.  I further consent to the reference to me in Item 5, "Interests of Named Experts and Counsel" of Part II of the Registration Statement.  In giving this consent, I do not  admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Roger M. Barzun